Exhibit 21.1 Parents and Subsidiaries

The Company and its active subsidiaries as of December 31, 1997 are as follows:

                                  State/Country          Percentage of
Name of Company                  of Incorporation       Securities Owned

Trion, Inc.                       Pennsylvania               Parent
Trion, Limited                    United Kingdom              100%
Envirco Corporation               New Mexico                  100%
Herrmidifier Company, Inc.        Pennsylvania                100%